EXHIBIT 3.2

Community Pioneers, LLC
Operating Agreement

1.  Preliminary Provisions

1.1 The name of the company is Community Pioneers, LLC, a Pennsylvania limited liability company (“Company”, the “Company” or this “Company”). The Company shall have a perpetual existence.

1.2 This Operating Agreement is effective March 1, 2006, and shall continue until terminated (this “Operating Agreement”).

1.3 The Company may also do business under a different name by complying with the fictitious name and other statutes.

1.4 The Company shall be permitted to engage in any and all lawful business activities.

1.5 The principal office of the Company shall be in East Earl Township, Lancaster County, Pennsylvania, and may change or have offices at other places as the Managers may from time to time designate.

1.6 Holders of membership units of interest of the Company (“Membership Units of Interest”) are referred to in this Operating Agreement as a “Member” or “Members.”

1.7 Any person desiring to become a Member, except John M. Sensenig and Wayne Hoover, shall execute and deliver to the Company a Subscription Agreement substantially in the form that is attached as an exhibit to the prospectus of the Company as may be amended from time to time, and such other documents as the Company may request, which other documents shall be in the form and substance satisfactory to the Company, pursuant to which, among other things, such person shall, subject to acceptance of his, her or its subscription by the Company, agree to be bound by all terms and provisions of this Operating Agreement.

1.8 No person, except John M. Sensenig and Wayne Hoover, shall be admitted to the Company unless and until the Company raises $1 million from its initial public offering. Upon the determination by the Managers that the Company has raised $1 million, the Managers shall set the initial closing date. Following the initial closing date, daily closings may be held. As promptly as is practicable following the admission of each subscriber as Member, the Company shall send notice to such Member in confirmation of the status as a Member. Subscribers who are accepted an Members shall be admitted no later than the last day of the calendar month following the date their subscription was accepted.

1.9 Subscriptions for Common Units or Preferred Units received after the initial closing date (See Section 1.8) shall promptly be accepted or rejected by the Company after their receipt by the Company (but in any event no later than 30 days thereafter) and a confirmation of receipt of the same sent to the subscriber. The Company retains the unconditional right to refuse to admit any subscriber as a Member.

1.10 Each subscriber who is admitted to the Company as a Member shall, for all purposes of this Operating Agreement, become and be treated as a Member as of the first day immediately following the closing date as of which subscriber is admitted to the Company.

1.11 The Company will make an election in accordance with Section 301.7701-3 of the Treasury Regulations to be treated as an association taxable as a corporation for federal income tax purposes if it does not receive a letter ruling from the Internal Revenue Service, reasonably acceptable to the Company, to the effect that the Company will not be a “publicly traded partnership” within the meaning of Section 7704 of the Internal Revenue Code of 1986, as amended (the “Code”), within a reasonable period of time after the closing of the initial offering of the Company’s Preferred Units. Such election shall not be revoked unless required by law.

2.  Capitalization

2.1 This Company is authorized to issue two classes of Membership Units of Interest to be designated, respectively, “Common Units” and “Preferred Units.” Unlimited numbers of either class and in one or more series may be offered or redeemed upon approval of the Board of Managers in accordance with this Operating Agreement.

2.2 The Common Units will be issued in one series and will be the only voting class of Membership Units of Interest subject to Section 8942(b) of the Pennsylvania Limited Liability Company Law of 1994 (the “LLC Law”).

2.3 Subject to the next to last sentence of this Section 2.3, holders of any of the Common Units shall have the right to request that the Company purchase back the Common Units at a price equal to twenty dollars ($20) per Common Unit (the “Returned Units”); provided, however, that the Company, in the sole discretion of the Board of Managers, may defer the purchase of any of such Common Units, until such time as the Company has available cash (as determined by the Board of Managers in its sole discretion, subject to the priority in the application of available cash as set forth in Section 2.10), and the Company is not prohibited from making such purchase by its agreements restricting such purchases or the limitations of Section 2.19. The Company shall maintain a register (the “Repurchase Register”) reflecting the date of the repurchase request, amount of any Common Units for which repurchase by the Company has been requested, and the date on which repurchase was effected. No distributions, repurchases or other payments shall be made (or funds set aside for such payments) on account of the Common Units (including any Returned Units) so long as any Preferred Units are outstanding. Further, interest will not accrue on any Returned Units or Common Units listed in the Repurchase Register while outstanding as a result of a repurchase request under this Section 2.3.

2.4 In the case of a liquidation, dissolution or winding up of the Company, the Common Units shall rank junior to the Preferred Units, but shall be eligible to receive on a pro rata basis all the assets and income of the Company after all debts of the Company and the claims of the Preferred Units are satisfied.

2.5 The Preferred Units will initially be issued in four series, of which one such series will be designated the “Series A Preferred Units,” which series will initially consist of 350,000 units, one such series will be designated the “Series B Preferred Units,” which series will initially consist of 75,000 units, one such series will be designated the “Series C Preferred Units,” which series will initially consist of 50,000 units, and one such series will be designated the “Series D Preferred Units,” which series shall consist of 25,000 units. At its sole discretion, the Board of Managers may increase the amount of each of Series A Preferred Units, Series B Preferred Units, Series C Preferred Units and Series D Preferred Units that the Company may issue in accordance with resolutions of the Board of Managers. Further, the Board of Managers may, at its sole discretion, create additional series of Preferred Units which may be senior to or pari passu with any existing series or class of Preferred Units, with whichever number of authorized Preferred Units that the Company may issue in accordance with resolutions of Board of Managers. Notwithstanding the foregoing, the Board of Managers shall not issue any class or series of Preferred Units senior in right of payment to any then-outstanding class or series of Preferred Units without the prior written consent of the holders of a majority of the outstanding Preferred Units of each such class or series of Preferred Units.

26 Subject to Section 8942(b) of the LLC Law, the Preferred Units will not have voting rights.

2.7 In the case of a liquidation, dissolution or winding up of the Company, the Preferred Units shall have preferential rights in distributions, dividends or payments to Members over the holders of the Common Units, and all cash or assets available for distribution to the holders of Units shall be distributed in accordance with the priorities set forth in Section 2.10, but the Members holding the Preferred Units to the extent that each holds only Preferred Units shall not be entitled to any other distribution, dividend or payment in the case of a liquidation, dissolution or winding up except as provided in the first three paragraphs of Section 2.10. In the event that the Company liquidates, dissolves or winds up, all Members holding Preferred Units irrespective of series that have not previously exercised their rights under Section 2.11 shall be deemed to have exercised their right to request that the Company purchase back the Preferred Units that each holds under Section 2.11 on the date of liquidation, dissolution or winding up.

2.8 The Preferred Units will have rights to preference payments as set forth in this Operating Agreement. To the extent that the Board of Managers creates a new series of Preferred Units, the Board of Managers shall set forth the amount of preference payments that such series of Preferred Units shall be entitled to receive in the resolutions establishing such series of Preferred Units.

2.9 The right to receive preference payments on and the repurchase of the Preferred Units is subject to the availability of cash flow as determined at the sole discretion of the Board of Managers, the payment priorities as set forth in Section 2.10 below, compliance with any agreements to which the Company may be a party restricting such payments and the limitations set forth in Section 2.19 below. In the event that the Company fails to honor preference payments when due or repurchase requests of the Preferred Units under Section 2.11 when made, interest will not accrue on such preference payments or Preferred Units.

2.10 From time to time, the Board of Managers will determine in its sole discretion the Company's cash available for distribution. Cash available for distribution will be distributed as follows:

first, to the payment of all accrued and unpaid preference payments on Preferred Units for which repurchase by the Company has been requested by the holders in accordance with Section 2.11 but not effected by the Company ("Tendered Units"), in the order in which repurchase was requested by the holder as reflected in the Repurchase Register (as defined below) (and if the cash available for distribution is insufficient to pay such amounts on all Tendered Units for which repurchase was requested on the same date, ratably among such Units on a per Unit basis);

second, to the payment of all accrued and unpaid preference payments in respect of all outstanding Units other than Tendered Units, ratably among such Units on a per Unit basis (without regard to series);

third, to the payment of the repurchase amount in respect of all Tendered Units, in the order in which repurchase was requested by the holder as reflected in the Repurchase Register (and if the cash available for distribution is insufficient to pay such amounts on all Units for which repurchase was requested on the same date, ratably among such Units on a per Unit basis);

fourth, at the election of the Company, in accordance with this Operating Agreement, to the redemption or repurchase of Preferred Units other than Tendered Units;

fifth, subject to the priority of the Preferred Units and the related limitations in distributions on the Common Units set forth in this Operating Agreement, to the payment of the repurchase price on any outstanding Returned Units, in the order in which repurchase was requested by the holder as reflected in the Repurchase Register (and if the cash available for distribution is insufficient to pay such amounts on all Units for which repurchase was requested on the same date, ratably among such Units on a per Unit basis); and

sixth, subject to the priority of the Preferred Units and the related limitations in distributions on the Common Units set forth in this Operating Agreement, to the Common Units, ratably on a per Unit basis.

2.11 Subject to the terms of each series of the Preferred Units, any holder of any of the Preferred Units shall have the right to request that the Company purchase back a portion or all of the Preferred Units held by any such holder at a price equal to the amount invested to acquire such Preferred Units plus any accrued and unpaid preference payments on such Preferred Units; provided, however, that the Company, in the sole discretion of the Board of Managers, may defer the purchase of any of such Preferred Units, until such time as the Company has available cash (as determined by the Board of Managers in its sole discretion, subject to the priority in the application of available cash as set forth in Section 2.10), and the Company is not prohibited from making such purchase by its agreements restricting such purchases or the limitations of Section 2.19. The Company shall maintain the Repurchase Register reflecting the date of the repurchase request, amount and series of any Preferred Units for which repurchase by the Company has been requested, and the date on which repurchase was effected. Tendered Units shall be deemed to be outstanding for all purposes (including, without limitation, the right to accrue and receive preference payments while the Tendered Units are listed in the Repurchase Register while outstanding) until repurchase is completed in accordance with this Operating Agreement.

2.12 The Company may redeem any or all of the Preferred Units at any time at a redemption price per Preferred Unit equal to the amount invested with the Company to acquire such Preferred Unit at issuance, plus all accrued and unpaid preference payments on such Preferred Units, provided that each Unit must be redeemed in whole and not in part. The Company will send a notice at least thirty (30) days before any redemption by the Company specifying the date for redemption. In the event the Company elects to redeem less than all of the Preferred Units then outstanding, the Company shall select, in such manner as in its sole discretion it deems appropriate, the Units to be redeemed, and specify the same in the notice of redemption. However, Members may choose to convert any or all of their Preferred Units and accrued but unpaid preference payments in accordance with Section 2.13 by written notice of such election delivered to the Company prior to the date that the Company set forth as the redemption date. The Company shall not redeem any Preferred Unit if on the redemption date any Tendered Units are outstanding.

2.13 Subject to Section 2.20 and Section 2.21, Members holding Preferred Units shall have the right at any time to convert (i) a portion or all of their Preferred Units to Common Units on a one for one basis (1:1 ratio) and/or (ii) a portion or all of the accrued but unpaid preference payments into Common Units on the basis of one Common Unit for each twenty dollars ($20) of accrued but unpaid preference payments. Conversion shall be effected by written notice of conversion to the Company specifying the number of Preferred Units and/or amount of preference payments converted, and such conversion shall be effective as of the date of receipt of such notice. In cases where a Member chooses to convert, the Company shall issue a fractional Common Unit to Members where the accrued but unpaid preference payments do not add up to a multiple of twenty (20) limited to that portion that does not add to a multiple of twenty (20). Once any Preferred Unit is converted into a Common Unit, the Member shall not be eligible to receive any cash payment or additional units representing preference payments on account of such converted Preferred Unit (other than any preference payments accrued through the date of conversion).

2.14 Subject to Section 2.20 and Section 2.21, Members holding Preferred Units shall have the right at any time to convert a portion or all of the accrued but unpaid preference payments into Preferred Units on the basis of one Preferred Unit for each twenty dollars ($20) of accrued but unpaid preference payments. Conversion shall be effected by written notice of conversion to the Company specifying the amount of preference payments converted, and such conversion shall be effective as of the date of receipt of such notice. In cases where a Member chooses to convert, the Company shall issue a fractional Preferred Unit to Members where the accrued but unpaid preference payments do not add up to a multiple of twenty (20) limited to that portion that does not add to a multiple of twenty (20).

2.15 A Series A Preferred Unit shall expire at the time the Company redeems such Series A Preferred Unit in accordance with Section 2.12 of this Operating Agreement, or purchases back such Series A Preferred Unit at the Member’s request in accordance with Section 2.11 of this Operating Agreement which request can be made at any time, or the Member exercises its right to convert such Series A Preferred Unit under Section 2.13 of this Operating Agreement. Preference payments shall accrue on each Series A Preferred Unit from the date of issuance at the rate of six percent (6%) of the amount of the investment by the Member in such Series A Preferred Unit at issuance, per annum, and shall be payable, subject to Section 2.9, on each June 1 and December 1 until such Series A Preferred Unit is cancelled and ceases to be outstanding as a result of its being repurchased (or deemed repurchased) or redeemed by the Company or converted into Common Units in accordance with this Operating Agreement.

2.16 A Series B Preferred Unit shall expire at the time the Company redeems such Series B Preferred Unit in accordance with Section 2.12 of this Operating Agreement, purchases back such Series B Preferred Unit at the Member’s request in accordance with Section 2.11 of this Operating Agreement, which request can be made any time after the sixth month anniversary of the date of the purchase of such Series B Preferred Unit (the request can be presented up to fifteen (15) days prior to such anniversary), or the Member exercises its right to convert such Series B Preferred Unit under Section 2.13 of this Operating Agreement. Preference payments shall accrue on each Series B Preferred Unit from the date of issuance at the rate of seven percent (7%) of the amount of the investment by a Member in such Series B Preferred Unit at issuance, per annum, and shall be payable, subject to Section 2.9, on each June 1 and December 1 until such Series A Preferred Unit is cancelled and ceases to be outstanding as a result of its being repurchased or redeemed (or deemed repurchased) by the Company or converted into Common Units in accordance with this Operating Agreement.

2.17 A Series C Preferred Unit shall expire at the time the Company redeems such Series C Preferred Unit in accordance with Section 2.12 of this Operating Agreement, or purchases back such Series C Preferred Unit at the Member’s request in accordance with Section 2.11 of this Operating Agreement, which request can be made any time after the third year anniversary of the date of the purchase of such Series C Preferred Unit (the request can be presented up to fifteen (15) days prior to such anniversary), or the Member exercises its right to convert such Series C Preferred Unit under Section 2.13 of this Operating Agreement. Preference payments shall accrue on each Series B Preferred Unit from the date of issuance at the rate of eight percent (8%) of the amount of investment by a Member in such Series C Preferred Unit at issuance, per annum, and shall be payable, subject to Section 2.9, on each June 1 until such Series A Preferred Unit is cancelled and ceases to be outstanding as a result of its being repurchased (or deemed repurchased) or redeemed by the Company or converted into Common Units in accordance with this Operating Agreement.

2.18 A Series D Preferred Unit shall expire at the time the Company redeems such Series D Preferred Unit in accordance with Section 2.12 of this Operating Agreement, or purchases back such Series D Preferred Unit at the Member’s request in accordance with Section 2.11 of this Operating Agreement, which request can be made any time after the fifth anniversary of the date of the purchase of such Series D Preferred Unit (the request can be presented up to fifteen (15) days prior to such anniversary), or the Member exercises its right to convert such Series D Preferred Unit under Section 2.13 of this Operating Agreement. Preference payments shall accrue on each Series D Preferred Unit from the date of issuance at the rate of nine percent (9%) of the amount of investment by a Member in such Series D Preferred Unit at issuance, per annum, and shall be payable, subject to Section 2.9, on each June 1 until such Series A Preferred Unit is cancelled and ceases to be outstanding as a result of its being repurchased (or deemed repurchased) by the Company or converted into Common Units in accordance with this Operating Agreement.

2.19 Notwithstanding anything to the contrary contained in this Operating Agreement, the Company shall not make a repurchase payment or distribution, pay dividends or make a preference payment to any Member on account of its Membership Units of Interest to the extent such distribution would violate applicable law, including without limitation Section 8974 of the LLC Law.

2.20 If the Company (i) makes a distribution or pays a dividend on its Common Units by issuing Common Units, (ii) subdivides its outstanding Common Units into a greater number of Common Units, (iii) combines its outstanding Common Units into a smaller number of Common Units, (iv) makes a distribution on its Common Units in another class of units of its limited liability company interests other than Preferred Units; or (v) issues by reclassification of its Common Units any units of its limited liability company interests, then , the conversion ratio (y) in Section 2.13 in effect immediately prior to such action shall be proportionately adjusted so that a Member or Members may receive the aggregate number of Common Units which such Member or Members would have owned immediately following a conversion referred to in Section 2.13 had the right of conversion had been exercised immediately prior to such action and (z) in Section 2.14 in effect immediately prior to such action shall be proportionately adjusted so that a Member or Members may receive the aggregate number of Preferred Units which such Member or Members would have owned immediately following a conversion referred to in Section 2.14 had the right of conversion had been exercised immediately prior to such action. The adjustment shall become effective immediately after the record date in the case of a dividend or distribution and immediately after the effective date in the case of a subdivision, combination or reclassification.

2.21 If the Company (i) consolidates or merges with or into any person, or (ii) permits any other person to consolidate with or merge into the Company and the Company shall be the continuing or surviving person but, in connection therewith, Common Units or other securities shall be changed into or exchanged for securities of any other person, or (iii) transfers or leases all or substantially all its assets to any person in such a way that a Member or Members owning Common Units shall be entitled to receive stock, securities, cash or other property with respect to or in exchange for Common Units or (iv) effects a capital reorganization or reclassification of the Common Units or other securities (other than a transaction for which adjustment is made pursuant to Section 2.20), then concurrently with the consummation of any such event: (1) the Preferred Units shall automatically become convertible for the kind and amount of securities, cash or other assets which the Member or Members would have owned immediately after the consolidation, merger, transfer or lease if the Member or Members had converted the Preferred Units immediately before the effective date of the transaction; (2) the accrued but unpaid preference payments shall automatically become convertible for the kind and amount of securities, cash or other assets which the Member or Members would have owned immediately after the consolidation, merger, transfer or lease if the Member or Members had converted the accrued but unpaid preference payments immediately before the effective date of the transaction; and (3) the Company shall cause the surviving, successor or purchasing entity, as the case may be (if not the Company) to enter into an agreement so providing and further providing for adjustments which shall be as nearly equivalent as may be practical to the adjustments provided for in this Section 2.21. The successor entity shall mail to each Member a notice describing the agreement. If the issuer of securities deliverable upon conversion of Preferred Units or preference payments, as it may apply, under such agreement is an affiliate of the formed, surviving, transferee or lessee entity, that issuer shall join in the agreement. If Section 2.21 applies, Section 2.20 does not apply.

3.  Members’ Meetings

3.1 All meetings of the Members entitled to vote shall be held at the principal office of the Company or at another place as the Managers may determine.

3.2 The annual meeting of the Members entitled to vote shall be held in the forth or fifth month of each fiscal year.

3.3 Special meetings of the Members entitled to vote may be called by any Manager, the President of the Company, or by one or more Members entitled to vote holding not less than ten percent (10%) of the Membership Unit of Interest entitled to vote.

3.4 Notice of annual and special meetings of the Members entitled to vote shall be given pursuant to the laws of the State of Pennsylvania or other laws, as they exist now or as they may be amended in the future. In the absence of such laws then notice by any means shall be given at least ten (10) days in advance.

3.5 Actions taken at any meeting of the Members entitled to vote, no matter how called, or noticed, and wherever held, are as valid as if taken at a regularly noticed and called meeting, if a quorum is present, in person or by proxy, and if each of the absent Members entitled to vote signs a written waiver of notice or a consent to the holding of the meeting or an approval of the minutes. All such waivers, consents and approvals must be filed with the Company’s records or made a part of the minutes. If a Member entitled to vote attends a meeting and fails to object at the beginning to the holding of the meeting because it was not lawfully called, then such an appearance is a waiver of notice to that Member. Such attendance is not a waiver of the right to object at the meeting to the consideration of matters required by any applicable law or this Operating Agreement to be included in the notice but not so included.

3.6 A quorum exists when a majority of the Membership Units of Interest entitled to vote is represented in person or by proxy. A quorum is not needed to adjourn a meeting so long as a majority of the Membership Units of Interest entitled to vote present, in person or by proxy, votes in favor of adjournment.

3.7 The Managers need not be elected by ballot unless a Member entitled to vote so demands at the meeting and before the commencement of voting.

3.8 Only holders of Membership Units of Interest entitled to vote at the close of business on the record date are entitled to notice and to vote, except as provided by the Certificate of Organization, by consent agreement, or by any other applicable law.

3.9 Every Member entitled to vote may authorize another to act by proxy with respect to the voting of such Membership Units of Interest entitled to vote by filing a written proxy signed by such Member with the Secretary of the Company. A proxy shall be valid for no more than eleven (11) months from the date of its execution, unless otherwise provided on the face of the proxy. All proxies shall be subject to the laws of the State of Pennsylvania or any other applicable laws.

4.  Managers

4.1 Subject to the provisions and limitations of the laws of the State of Pennsylvania or any other applicable laws, and the Certificate of Organization, or by any agreement of the outstanding Membership Units of Interest pertaining to the business of this Company, business and affairs of the Company shall be managed and all Company powers exercised by or under the Managers.

4.2 The number of Managers shall be at least one (1) after issuance of Membership Units of Interest entitled to vote.

4.3 Managers shall be elected at the annual meeting by the Members entitled to vote and should serve until the next annual meeting and until their successors stand qualified to assume office. If the Members fail to elect a Manager then the existing Manager should serve until such time his successor is elected or optionally appoint someone to act as Manager in his or her stead. Membership Units of Interest entitled to vote are subject to the voting rights provisions in this Operating Agreement. Tie votes in elections cannot be broken except by negotiation. If there is no Manager serving then the highest-ranking officer shall act as Manager. If no officer will act as Manager then all the Member(s) entitled to vote will automatically become the Managers.

4.4 (1) Vacancies of the Managers may be filled upon a vote of the majority of the Managers then in office, whether a quorum or not, or by a sole remaining Manager, except for a vacancy caused by the removal of a Manager, or as otherwise provided in the Certificate of Organization or this Operating Agreement. (2) Vacancies caused by the removal of the Manager(s) may only be filled by approval of the Members entitled to vote. Any vacancy not filled by the Managers that it is authorized to fill may be filled by the Members entitled to vote.

4.5 Meetings of the Managers may be called by the President, the Secretary, or any one Manager. Regular annual meetings of the Managers shall be held without notice and immediately following and in the same location as the annual meeting of Members entitled to vote.

4.6 Meetings of the Managers shall be held at the Company’s principal office, or at any place designated by the Managers and contained in the notice.

4.7 Notice of any special meeting of the Managers shall be given by first-class mail, postage prepaid, to all the Managers four (4) days in advance of such meeting or by telephone or in person two (2) days in advance of the meeting.

4.8 A Manager who signs a waiver of notice, or a consent to the holding of a meeting, or an approval of the minutes of that meeting, or who attends the meeting without protest, thereby waives his right to notice of the meeting. All such waivers, consents, or approvals shall be made a part of the Company record, filed and included in the minutes of the meeting.

4.9 A quorum shall consist of a majority of the authorized number of Managers. Every act or decision done or made by a majority of the Managers present at a meeting of the Managers is the act of the Managers, except as provided by sections in this Operating Agreement. Any meeting where a quorum is present may transact business if the vote for approval of an action constitutes a majority of the required quorum for that meeting.

4.10 Action required to be taken at a meeting of the Managers may be taken instead by unanimous written consent of the Managers. Such consents shall be filed with the minutes of Manager’s proceedings.

4.11 All policies, rules, and decisions must be law abiding and based on simple decency and respect. A no alcohol, no drug policy must be established.

4.12 The Managers shall not exercise their powers in a manner which causes the Company to be deemed an “investment company” as such term is defined in the Investment Company Act of 1940, as amended.

5.  Officers

5.1 The Company shall have officers including a President, Secretary, Treasurer, and other officers as the Managers from time to time, deem necessary. An officer may hold more than one office in the Company. The Managers in its determination may leave any office vacant. All officers serve at the pleasure of the Managers, which shall fix their compensation and fix their terms of employment to not more than one year.

5.2 The President shall be the chief executive officer of the Company and shall act in such a manner, and be responsible for such duties, appropriate to that officer. However, the President shall always be under the supervisory power of the Managers. The President shall be the presiding officer for the Members entitled to vote and Manager meetings unless someone else is appointed.

5.3 The Secretary shall be responsible for assuming the duties of the President upon the latter’s inability to serve.

5.4 The Secretary shall issue all notices demanded by the law or this Operating Agreement and shall keep the minutes of all the Members entitled to vote and Manager proceedings. The Secretary shall also have such other duties as the President or Managers may determine.

5.5 The Treasurer shall be responsible for all funds received by the Company and shall be the custodian of the Company securities and maintain the capital accounts of the Company’s Members. The Treasurer shall also maintain accurate books and records of account of the assets and liabilities of the Company. The Treasurer shall also have such other duties as the President or the Managers may determine.

6.  Company Records and Reports

6.1 The Company shall maintain accurate books and records of assets and liabilities, and shall keep minutes of all proceedings involving Members entitled to vote, Manager and Manager committees, and shall keep at its principal executive office a record of the Members and the number and class of Membership Units of Interest held by each. All books, records, and minutes must be kept in written form, with the exception of those books and records that are capable of being kept in a form convertible into written form.

6.2 Subject to applicable laws the record of Members entitled to vote, the books and records of assets and liabilities, and the minutes of meetings and proceedings, shall be open for inspection by any Member, whether entitled to vote or not, upon written request. Each and every Manager shall have the unqualified right to, at reasonable times, inspect and copy all Company documents of any kind, and to inspect all Company properties and holdings.

7.  Indemnification of Company Agents

7.1 Subject to paragraph 7.2, each and every agent of the Company shall be indemnified against legal expenses, judgments, fines, settlements and other amounts, reasonably incurred by such person after having made or threatened to be made a party to a legal action.

7.2 The Company shall not indemnify any agent in any case where the act giving rise to the claim of indemnification is determined by a court to constitute willful misconduct or recklessness.

7.3 Payment of indemnification amounts may be made in advance if expenses are reasonably likely to be incurred by a Company agent in defense of such action, provided, however, that the Company receives an undertaking by or on behalf of such agent to repay such indemnification amounts if a court determines that such agent is not entitled to be indemnified by the Company.

8.  Execution of Instruments The Managers may by resolution determine the officers and agents to execute any Company instrument or document, or to sign the Company name, within the law, and such execution and signing shall be binding on the Company.

9.  Issuance and Transfer of Membership Units of Interest and Voting Rights

9.1 Subject to applicable laws, every Company Member shall be issued a numbered dated certificate certifying the number and class of Membership Units of Interest owned and contain any statement required by the Company or by the provisions of any applicable law. Every certificate shall be signed by or signed by facsimile signature of the President or the Treasurer or the Secretary of the Company, and the Company seal may or may not be affixed thereto.

9.2 Subject to applicable laws, a transfer of Common Units or Preferred Units may only be made with the consent of the Managers, which consent generally shall be limited to transfers between family members, as defined in Section 267(c)(4) of the Code. The Managers shall not approve any transfer if such transfer would result in (i) the Company being treated as a publicly traded partnership under Section 7704 of the Code, (ii) the Company failing to satisfy at least one of the safe harbors set forth in the Treasury Regulations promulgated under Section 7704 of the Code, (iii) violate the terms or stated assumptions of any private letter ruling obtained by the Company from the Internal Revenue Service, or (iv) such transfer being effectuated through an “established securities market” or “a secondary market (or the substantial equivalent thereof)” within the meaning of Section 7704 of the Code. A transfer shall only be effective with the Managers’ consent, and upon the signature of the owner and the delivery of the certificate, but to be effective, such transfer must be entered in the Company records, complete with the names of the parties, the certificate registration, the number and class of Units involved and the date of transfer, and the old certificate must be surrendered and canceled.

9.3 The Company has the duty to record the transfer of Membership Units of Interest, to cancel surrendered certificates, and to issue new certificates to new owners.

9.4 Each Membership Unit of Interest entitled to vote shall count as one vote. Fractional Units of Interest are allowed. Tie votes may not be broken except by negotiation.

10.  Disassociation

10.1 The disassociation of any Member or Members will not have the effect of dissolving the Company.

11.  Non-dissolution

11.1 Section 8971(a)(4) of the LLC Law will not apply to the Company.

12.  Nonliability and Attendance Fees

12.1 Fees for attendance at meetings of the Managers may be paid to Managers.

12.2 No Member, Manager, officer, nor employee of this Company shall be personally liable for expenses, organizational costs, debts, obligations, or liabilities of the Company, or for claims made against the Company.

13.  Tax Provisions

13.1 The Company shall maintain a separate capital account for each of the Members in accordance with the provisions of Treasury Regulation Sections 1.704-1(b)(2)(iv) and 1.704-2. The Managers shall have the authority to determine such capital accounts, consistent with such Treasury Regulations, including, without limitation, to determine whether and to what extent such capital accounts shall be adjusted to reflect a revaluation of the Company’s property in accordance with the provisions of Treasury Regulations Sections 1.704-1(b)(2)(iv)(f) and (g).

13.2 After giving effect to the special allocations set forth in Section 13.3, the Company’s profits and losses, and each corresponding tax item of income, gain, deduction and loss shall be allocated among the Members for each fiscal year or other period in a manner that the Managers determine will, as closely as possible, give economic effect (within the meaning of Treasury Regulation Section 1.704-1(b)(2)(ii)) to the provisions of Section 2 of this Operating Agreement.

13.3 The Managers shall make such allocations of items of income, gain, deduction and loss to the Members as are required to satisfy the requirements of Treasury Regulations Sections 1.704-1(b)(2)(ii)(d)(3) (relating to a “qualified income offset”), 1.704-2(f) and 1.704-2(i)(4) (relating to “minimum gain chargebacks”), 1.704-2(e) (relating to allocations of “nonrecourse deductions”) and 1.704-2(i)(1) (relating to allocations of “partner nonrecourse deductions”).

13.4 In accordance with Code Section 704(c), gross income, gain, loss and deduction with respect to any property contributed to the Company shall, solely for tax purposes, be allocated among the Members so as to take account of any variation between the Company’s adjusted tax basis in such property and its fair market value at the time of contribution. In the event of a revaluation of the Company’s property in accordance with Treasury Regulations Sections 1.704-1(b)(2)(iv)(f) and (g), subsequent allocations of income, gain, deduction and loss with respect to such property shall take into account any variation between the adjusted tax basis of such property and its fair market value in the same manner as under Code 704(c) and the Treasury Regulations thereunder. Any elections or other decisions with respect to such allocations, including the choice of permissible method under Treasury Regulation 1.704-3, shall be made by the Managers.

13.5 The Managers shall appoint an individual who is both a Manager and a Member to serve as the Company’s “tax matters partner” within the meaning of Section 6231(a)(7) of the Code. John M. Sensenig will be the Company’s initial tax matters partner. The provisions of Section 7 of this Operating Agreement shall apply to the tax matters partner with respect to all actions taken in such capacity.

13.6 The Managers shall cause the preparation and timely filing of all tax returns required to be filed by the Company pursuant to the Code and all other tax returns required in each jurisdiction in which the Company does business. The Managers shall cause the Company to prepare and deliver to each Member all information with respect to the Company necessary for the Members’ federal and state income tax returns, including a Form K-1 or its equivalent.

13.7 The provisions of this Section 13 (other than the first sentence of Section 13.6) shall cease to apply from and after the effective date of any election by the Company pursuant to Section 1.11 hereof to be treated as an association taxable as a corporation.

14.  Amendment of Operating Agreement

14.1 This Operating Agreement may be amended or repealed by the Members entitled to vote, and new Operating Agreements adopted, subject to the provisions of applicable laws, or the Certificate of Organization, and any such change cannot be adopted if any Member, whether voting or nonvoting, is against its adoption. All Members, whether voting or nonvoting, must have ample opportunity to be heard.

If any provision of this Operating Agreement is determined by a court or arbitrator to be invalid, unenforceable or otherwise ineffective, that provision shall be severed from the rest of this Operating Agreement, and the remaining provisions shall remain in effect and enforceable.

In witness whereof, each of the initial members of this Company signs and adopts this agreement as the Operating Agreement of this Company.

JOHN M. SENSENIG

/s/ John M. Sensenig

WAYNE HOOVER

/s/ Wayne Hoover